Exhibit 10.1
Execution
LOAN AGREEMENT
     THIS LOAN AGREEMENT (this “Agreement”) dated as of as of the 22nd day of December, 2009, by and among Health Benefits Direct Corporation, a Delaware corporation (the “Parent”), Insurance Specialist Group Inc., a Florida corporation (“Insurance Specialist Group”), HBDC II, Inc., a Delaware corporation (“HBDC”), Insurint Corporation, a Delaware corporation (“Insurint”), Platinum Partners, LLC, a Florida limited liability company (“Platinum Partners”), InsPro Technologies, LLC, a Delaware limited liability company (“InsPro” and collectively with Insurance Specialist Group, HBDC, Insurint, and Platinum Partners, the “Subsidiaries” and collectively with the Subsidiaries and the Parent, the “Loan Parties”) and The Co-Investment Fund II, L.P., a Delaware limited partnership (the “Lender”) provides the terms on which Lender shall provide a term loan to the Loan Parties to fund their working capital needs and the terms on which the Loan Parties shall repay the loan to Lender. Intending to be legally bound, the parties agree as follows:
     1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 9.
     2. Loan.
          (a) Loan Subject to the terms and conditions set forth in this Agreement, the Lender agrees to loan to the Loan Parties the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Loan”). The Loan will be evidenced by the Senior Secured Promissory Note in substantially the form attached hereto as Exhibit A (the “Note”). The Loan shall be secured by a Security Agreement between the Loan Parties and the Lender in substantially the form attached hereto as Exhibit B (the “Security Agreement”), an Intellectual Property Security Agreement between the Loan Parties and the Lender in substantially the form attached hereto as Exhibit C (the “Intellectual Property Security Agreement”), and a Pledge Agreement substantially in the form attached hereto as Exhibit D (the “Pledge Agreement”) This Agreement, the Note, the Security Agreement, the Intellectual Property Security Agreement, and the Pledge Agreement may hereinafter be referred to collectively as the “Loan Documents” and individually as a “Loan Document.”
          (b) Closing Subject to the conditions set forth herein, the closing for the Loan (the “Closing”) shall take place contemporaneously with the execution and deliver of the Loan Documents (the date of such Closing, the “Closing Date”). The Closing shall take place via telecopier (or similar means of electronic transmission) and overnight mail at the offices of Buchanan Ingersoll & Rooney PC, Suite 3200, Two Liberty Place, Philadelphia, Pennsylvania 19102, at 11:00 a.m. Eastern Standard Time or at such other place as the Lenders and the Company may agree.
          (c) Funding For the convenience of the Loan Parties, the Lender will disburse the net proceeds of the Loan to Parent.

     3. Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants to the Lender as follows:
          (a) Subsidiaries. Parent has no direct or indirect stock ownership, partnership interest or other equity interest in any Person other than the Subsidiaries. Parent owns, directly or indirectly, all of the capital stock or membership interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or membership interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. Parent or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of the Subsidiaries as owned by Parent or such Subsidiary. None of the membership interests in any Subsidiary which is a limited liability company are certificated.
          (b) Organization and Qualification. Each Loan Party is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. No Loan Party is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each Loan Party is duly qualified to conduct its respective businesses and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
          (c) Authorization; Enforcement. Each Loan Party has the requisite corporate or limited liability company power and authority to enter into and to consummate the transactions contemplated by each of the Loan Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Loan Documents by each Loan Party and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of such Loan Party and no consent or further corporate or limited liability company action is required on its part in connection therewith. Each Loan Document executed and delivered by a Loan Party has been duly executed by it and constitutes the valid and binding obligation of such Loan Party enforceable against it in accordance with its terms.
          (d) No Conflicts. The execution, delivery and performance of the Loan Documents by each Loan Party and the consummation by such Loan Party of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of such Loan Party’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Loan Party debt or otherwise) or other understanding to which a Loan Party is a party or by which any property or asset of a Loan Party is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which a Loan Party is subject (including federal and state securities laws and regulations), or by which any property or asset of a Loan Party is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
          (e) Filings, Consents and Approvals. No Loan Party is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by such Loan Party of the Loan Documents, other than those that have been made or obtained prior to the date of this Agreement.
          (f) SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Parent has made available to the Lender or its respective representatives true, correct and complete copies of each of the SEC Reports not available on the EDGAR system (if any). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or amendment, as applicable). Such financial statements have been prepared in accordance with GAAP, applied on a consistent basis, during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments or adjustments which will not be material, either individually or in the aggregate.
          (g) Tax Status. Each of the Loan Parties (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except in each case as would not reasonably be expected to have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Parent know of no basis for any such claim.
          (h) Material Changes. Since the date of the latest financial statements included in the SEC Reports, except as set forth in the SEC Reports, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Parents’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) Parent has not altered its method of accounting or the identity of its auditors, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) Parent has not sold any assets outside of the ordinary course of business, (vi) Parent has not made any material capital expenditures and (vi) Parent has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Parent stock option plans. Parent does not have pending before the Commission any request for confidential treatment of information. None of the Loan Parties has taken any steps to seek protection pursuant to any bankruptcy law nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.
          (i) Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Loan Documents against any Loan Party or (ii) except as specifically disclosed in the SEC Reports, would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. No Loan Party, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been, and to the knowledge of Parent, there is not pending any investigation by the

Commission involving Parent or any current or former director or officer of Parent (in his or her capacity as such).
          (j) Labor Relations. Except as disclosed in Schedule 3(j) hereof, no material labor dispute exists or, to the knowledge of any Loan Party, is imminent with respect to any of the employees of any Loan Party. No Loan Party is a party to any collective bargaining agreement or employs any member of a union. The Loan Parties believe that their relations with their employees are good. No executive officer (as defined in Rule 501(f) of the Securities Act) of a Loan Party has notified a Loan Party that such officer intends to leave the Loan Party or otherwise terminate such officer’s employment with the Loan Party. No executive officer of a Loan Party is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject a Loan Party to any liability with respect to any of the foregoing matters.
          (k) Compliance. No Loan Party (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default under), nor has any Loan Party received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (except to the extent such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, ordinance, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, pollution, environmental protection, occupational health and safety, product quality and safety or employment and labor matters, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance would not have or reasonably be expected to result in a Material Adverse Effect.
          (l) Regulatory Permits. The Loan Parties possess all certificates, authorizations, licenses and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess any such certificates, authorizations, licenses or permits would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and no Loan Party has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, license or permit.

          (m) Title to Assets. The Loan Parties have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned or used by them that is material to their respective businesses, in each case free and clear of all Liens, except for Permitted Liens. Any real property and facilities held under lease by the Loan Parties are held by them under valid, subsisting and, to the Loan Parties’ knowledge, enforceable leases of which the Loan Parties are in compliance, except as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
          (n) Patents and Trademarks.
               (i) Schedule 3.1(p) to this Agreement accurately sets forth all material Intellectual Property that is owned and used in the business of the Loan Parties, viewed as a whole, as presently conducted (“Company’s IP”). No Intellectual Property other than the Company’s IP is material to the business of any Loan Party as presently conducted or as presently proposed to be conducted. A Loan Party is the sole and exclusive owner of all right, title and interest in and to Company’s IP (with no breaks in the chain of title thereof) free and clear of, to its knowledge, any claim, security interest, lien, pledge, option, charge or encumbrance of any kind whatsoever. Company’s IP has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any Loan Party’s material rights in and to Company’s IP.
               (ii) No Loan Party has transferred any rights or interest in, or granted any exclusive license with respect to, any of the Company’s IP to any third party.1
               (iii) To the Loan Parties’ knowledge, all of Company’s IP is currently in compliance in all material respects with all legal requirements (including timely filings, proofs and payments of fees) and is, to the Loan Parties’ knowledge, valid and enforceable. No Company’s IP which is necessary for the conduct of any Loan Party’s businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any pending or threatened cancellation, dispute or litigation of which any Loan Party is aware. No patent of a Loan Party has been or is now involved in any interference, reissue, re-examination or opposition proceeding.
               (iv) All of the licenses and sublicenses and consent, royalty or other agreements concerning Company’s IP which are necessary for the conduct of each Loan Party’s businesses as currently conducted or as currently proposed to be conducted to which any Loan Party is a party or by which any of its assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $25,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Loan Parties that are parties thereto and, to the Loan Parties’ knowledge, the other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which, to the Loan Parties’ knowledge, will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.
               (v) Each Loan Party owns or has the valid right to use all of the Intellectual Property that is necessary for the operation of its business as currently conducted or as currently proposed to be conducted. The Loan Parties have a valid and enforceable right to use all third party Intellectual Property and confidential information used or held for use as the Company’s IP.
               (vi) To the knowledge of the Loan Parties, the conduct of the Loan Parties’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Loan Parties’ knowledge, the Company’s IP which are necessary for the conduct of any Loan Party’s businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Loan Parties’ knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any of the Company’s IP or, to the Loan Parties’ knowledge, the Loan Parties’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Loan Parties’ knowledge, there is no valid basis for the same.
               (vii) The consummation of the transactions contemplated hereby and by the other Loan Documents will not result in the alteration, loss, impairment of or restriction on any Loan Party’s ownership or right to use any of the Company’s IP which is necessary for the conduct of any Loan Party’s businesses as currently conducted or as currently proposed to be conducted.
          (o) Insurance. The Loan Parties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Loan Parties are engaged. The Loan Parties have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent in all material respects with market for similar size companies as the Loan Parties for the lines of business of the Loan Parties at a cost that would not have a Material Adverse Effect. No Loan Party has been refused any insurance coverage sought or applied for.
          (p) Transactions With Affiliates and Employees. None of the officers or directors of Parent and, to the knowledge of Loan Parties, none of the employees of the Loan Parties is presently a party to any transaction with a Loan Party (other than for ordinary course services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Loan Parties, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which in each case is required to be disclosed in the SEC Reports and has not been so disclosed.
          (q) Internal Accounting Controls. Each Loan Party maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. Parent has established disclosure controls and procedures (as defined in Exchange Act rules 13a-14 and 15d-14) for Parent and designed such disclosure controls and procedures so that they are effective in ensuring that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that material information relating to the Loan Parties is made known to the certifying officers by others within those entities, particularly during the period in which Parent’s Form 10-K or 10-Q, as the case may be, is being prepared. Parent’s certifying officers have evaluated the effectiveness of Parent’s controls and procedures in accordance with Item 307 of Regulation S-K under the Exchange Act for the Company’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”). Parent presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Parent’s internal controls (as such term is defined in Item 308(c) of Regulation S-K under the Exchange Act) or, to Parent’s knowledge, in other factors that would significantly affect Parent’s internal controls. No Loan Party has received any written notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of Parent
          (r) Solvency. Based on the financial condition of the Loan Parties as of the date hereof and as of the Closing Date (assuming that the Closing shall have occurred), (i) the present fair saleable value of each Loan Party’s assets exceeds the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the assets of each Loan Party do not constitute unreasonably small capital to carry on its business, including its capital needs taking into account the particular capital requirements of the business conducted by such Loan Party, and capital availability thereof; and (iii) the current cash flow of each Loan Party, together with the proceeds it would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The foregoing representation and warranty is also true and correct as to the Loan Parties on a consolidated basis. No Loan Party intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its or their debt).2
          (s) Investment Company. Parent is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company,” an Affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (t) Disclosure. The Loan Parties confirm that neither they nor, to their knowledge, any Person acting on their behalf has provided Lender or its agents or counsel with any information that the Loan Parties believe constitutes material, non-public information, except insofar as the existence and terms of the proposed transactions hereunder and the information contained herein or in the other Loan Documents may constitute such information. The Loan Parties understand and confirm that the Lender will rely on the foregoing representations and warranties in effecting transactions in securities of Parent. The Loan Parties acknowledge and agree that the Lender makes no representations or warranties with respect to the transactions contemplated by this Agreement.
          (u) U.S. Real Property Holding Corporation. None of the Loan Parties is, or has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and Parent shall so certify upon the request of Lender.
          (v) Foreign Corrupt Practices. No Loan Party nor any director, officer, agent, employee or other Person acting on behalf of a Loan Party has, in the course of its actions for, or on behalf of, a Loan Party (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except in each case as would not have a Material Adverse Effect.
     4. Affirmative Covenants Each Loan Party shall until repayment in full of the Loan and termination of this Agreement:

          (a) Conduct of Business and Maintenance of Existence and Assets. Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any Company’s IP; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.
          (b) Violations. Promptly notify the Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.
          (c) Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party shall have provided for adequate reserves.
     5. Negative Covenants
     No Loan Party shall, until repayment in full of the Loan:
          (a) Merger, Consolidation, Acquisition and Sale of Assets.
               (i) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or equity interests of any Person or permit any other Person to consolidate with or merge with it; provided however, that any Loan Party may merge or consolidate into another Loan Party;
               (ii) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except dispositions of inventory or obsolete equipment in the ordinary course of business

          (b) Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.
          (c) Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Lender) except the endorsement of checks in the ordinary course of business.
          (d) Investments. Purchase or acquire obligations or equity interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, and (e) investments by a Loan Party in a Loan Party.
          (e) Loans. Make advances, loans or extensions of credit to any Person, except (a) advances, loans or extensions of credit to another Loan Party and (b) with respect to the extension of commercial trade credit in the ordinary course of business.
          (f) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to the Lender; and (ii) Indebtedness owed by one Loan Party to another Loan Party.
          (g) Violations of Law. Violate any law, ordinance or regulation of any governmental entity, except such violations which would not result, either individually or in the aggregate, in a Material Adverse Effect.
     6. Conditions Precedent
     The agreement of the Lender to make the Loan is subject to the satisfaction, or waiver by the Lender, of the following conditions precedent:
          (a) The Loan Parties shall have delivered to Lender the following Loan Documents, duly executed by an authorized officer of each Loan Party;
               (i) The Note;
               (ii) The Security Agreement;

               (iii) The Intellectual Property Security Agreement; and
               (iv) The Pledge Agreement.
          (b) The Lender shall have received copies of resolutions in form and substance satisfactory to the Lender authorizing each Loan Party to (i) execute, deliver, and perform the Loan Documents, and (ii) grant the security interests in and Liens upon the collateral subject to the Loan Documents, in each case certified by the secretary or other authorized representative of such Loan Party as of the Closing Date and such certificate shall state that the resolutions thereby certified have not been amended, revoked, or rescinded as of the date of such certificate.
          (c) The Lender shall have received a copy of the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement and other governing documents for each Loan Party, certified as accurate and complete by the secretary or other authorized representative of such Loan Party.
          (d) The Lender shall have received good standing certificates for each Loan Party from each Loan Party’s jurisdiction of incorporation or formation.
          (e) The Lender shall have received an opinion of counsel to the Loan Parties in form and substance satisfactory to the Lender.
          (f) The Lender shall have received (which, at the Loan Parties’ election, can be funded from the proceeds of the Loan) (i) the amount payable to the Lender in connection with Parent’s indemnification obligation to date under Section 4.7 of the Securities Purchase Agreement dated January 14, 2009 (the “Securities Purchase Agreement”) by and between Parent and the Lender (which payment shall not discharge Parent’s indemnification obligations thereunder with respect to any additional expenses of Lender covered by the provisions thereof), (ii) the amount payable to the Lender under Section 6.1 of the Securities Purchase Agreement; (iii) the amount representing director fees due but not paid to Donald Caldwell and Frederick Tecce, against delivery of the acknowledgments set forth in Exhibit E to this Agreement, and (iv) the reimbursement of the Lender’s fees and expenses in connection with the preparation and completion of the Loan Documents (but not more than $15,000).
          (g) Parent shall deliver irrevocable written instructions to its transfer agent to issue shares of Parent’s common stock to Frederick Tecce and Donald Caldwell in respect of each such individual’s initial election as a director of Parent and his service as a director in accordance with the Parent’s board compensation policy. Such issuance shall be under Parent’s 2008 Equity Compensation Plan.
          (h) All corporate, limited liability company proceedings, and all documents, instruments, and other legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Lender.

     7. Events of Default
     The occurrence of any one or more of the following events shall constitute an “Event of Default”:
          (a) Nonpayment. Failure by the Loan Parties to pay any principal or interest on the Loan within three (3) days of the date when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or make any other payment, fee or charge provided for herein or in any other Loan Document within three (3) days of the date when due;
          (b) Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any other Loan Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made;
          (c) Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any significant portion of any Loan Party’s property;
          (d) Noncompliance. Except as otherwise provided for in Sections 7(a) and (b), failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other Loan Document or any other agreement or arrangement, now or hereafter entered into between any Loan Party and the Lender, which is not cured within ten (10) days from receipt of notice of such occurrence given to the Loan Party in accordance with this Section 7 and Section 10(e);
          (e) Judgments. Any judgment or judgments are rendered against any Loan Party for an aggregate amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or against all Loan Parties for an aggregate amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the collateral subject to the Loan Documents (other than a Permitted Lien);
          (f) Bankruptcy. Any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;
          (g) Inability to Pay. Any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
          (h) Lien Priority. Any Lien created under the Loan Documents for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, subject to Permitted Liens;
          (i) Cross Default. A default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has a Material Adverse Effect and which default is not cured within any applicable grace period;
          (j) Invalidity. Any material provision of this Agreement or any other Loan Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to the Agent or any Lender;
          (k) Defaults in Other Agreements. Any Loan Party shall (a) default in any payment of principal of or interest on any other Indebtedness beyond any period of grace with respect to such payment or (b) default in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness is created, secured or evidenced, if the effect of such default is to cause the acceleration of any such Indebtedness (whether or not such right shall have been waived).
     8. Lender’s Rights And Remedies After Default.
          (a) Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 7(f), the Loan shall be immediately due and payable, and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of the Lender, the Loan shall be immediately due and payable. Upon the occurrence and during the continuance of any Event of Default (and subject to any applicable cure periods), the Lender shall have the right to exercise any and all rights and remedies provided for herein, under the other Loan Documents, under the Uniform Commercial Code and at law or equity generally.
          (b) Lender’s Discretion. The Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies the Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Lender’s rights hereunder or under the other Loan Documents.
          (c) Setoff. In addition to any other rights which the Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, the Lender shall have a right, upon notice to the Loan Parties, to apply any Loan Party’s property held by the Lender to reduce the amounts due under the Loan.
          (d) Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
          (e) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Lender on account of the Loan or any other amounts outstanding under any of the other Loan Documents may, at the Lender’s discretion, be paid over or delivered as follows:
          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lender in connection with enforcing its rights and the rights of the Lender under this Agreement and the other Loan Documents;
          SECOND, to the payment of all of amounts due with respect to the Loan consisting of accrued interest;
          THIRD, to the payment of the outstanding principal amount of the Loan;
          FOURTH, to all other obligations which shall have become due and payable under the other Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “THIRD” above; and
          FIFTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
     In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.
     9. Definitions. As used in this Agreement, the following terms have the following meanings:
          “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting a Loan Party or any of its properties, or the Common Stock, or any officers, directors or key employees of a Loan Party, before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, owns or controls such Person, is owned or controlled by such Person, or is under common control with such Person. With respect to a corporation, the term “Affiliate” shall also include such corporation’s senior executive officers and its directors. With respect to a limited liability company, the term “Affiliate” shall also include such company’s managers, senior executive officers, and members.
          “Commission” means the Securities and Exchange Commission.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.
          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable as of the date of determination.
          “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.
          “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign registered patents and applications therefor and all underlying patent rights, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), ideas, processes, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, improvements, discoveries, technical data, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records; (c) all copyrights, copyrights registrations and applications therefor, copyrightable material including derivative works, revisions, transformations and adaptations, material that is subject to non-copyright disclosure protections, and all other works of authorship and designs (whether or not copyrightable), and all other rights corresponding thereto throughout the world; (d) all trade names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (e) domain names; (f) web sites and related content; (g) intellectual property rights acquired by license or agreement; (h) damages or benefits derived from any action arising out of or related to the foregoing, including laws controlling computer and Internet rights; (i) all manuals, documentation and materials relating to the above; and (j) any equivalent rights to any of the foregoing anywhere in the world.
          “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
          “Material Adverse Effect” means any of (i) a material adverse effect on the legality, validity or enforceability of any Loan Document, (ii) a material adverse effect on operations (including the results thereof), assets, liabilities, business or condition (financial or otherwise) of a Loan Party, or (iii) a material adverse impairment to any Loan Party’s ability to perform on a timely basis its obligations under any Loan Document.
          “Permitted Lien” shall mean (a) Liens in favor of the Lender; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Loan Parties; provided, that, a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any property of any Loan Party, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than twenty (20) consecutive days after it first arises or is being properly contested and (ii) is at all times junior in priority to any Liens in favor of the Agent; (f) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by the applicable Loan Party; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of any Loan Party (whether structured as a purchase money security interest or a capital lease); and (h) Liens identified in Exhibit F to this Agreement.

          “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
          “Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated by the Commission thereunder.
     10. Miscellaneous
          (a). Governing Law; Waiver of Jury Trial This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Loan Party with respect to any of the Loan, this Agreement, the other Loan Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Parent at its address set forth in Section 10(e) and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Lender’s option, by service upon Parent which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against the Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Delaware, Commonwealth of Pennsylvania.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE LOAN PARTIES AND THE LENDER EACH WAIVE ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY, AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS

AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
          (b) Entire Understanding. This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party and Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
          (c) Successors and Assigns; Participations.
               (i) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lender, all future holders of the Loan and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.
               (ii) Each Loan Party acknowledges that Lender may at any time and from time to time sell participating interests in the Loan to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”).
               (iii) The Lender may sell, assign or transfer all or any part of its rights under or relating to the Loan, this Agreement and the other Loan Documents without the consent of the Loan Parties.
          (d) Application of Payments. The Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of any collateral to any portion of the obligations under the Loan Documents. To the extent that any Loan Party makes a payment or the Lender or the Lender receives any payment or proceeds of any collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Lender.
          (e) Notice. Any notice or request hereunder may be given to any Loan Party or to the Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 10(e) only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names below in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10(e) Any Notice shall be effective:
               (i) In the case of hand-delivery, when delivered;
               (ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
               (iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
               (iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
               (v) In the case of electronic transmission, when actually received; and
               (vi) If given by any other means (including by overnight courier), when actually received.
          If to the Lender, at:
The Co-Investment Fund II, L.P.
Five Radnor Corporate Center
Suite 555
100 Matsonford Road
Radnor, PA 19087
Facsimile: (610) 971-2062
Email: badamsky@xacp.com
with a copy to:
Buchanan Ingersoll & Rooney, PC

Two Liberty Place, Suite 3200
Philadelphia, PA 19102
Attention: Brian S. North, Esquire
Facsimile: (215) 665-8760
Email: brian.north@bipc.com
          (ii) If to any Loan Party, at:
Health Benefits Direct Corporation
150 N. Radnor-Chester Road, Radnor, PA 19087
Facsimile: (484) 654-2212
Attn: Anthony R. Verdi
Email: averdi@healthbenefitsdirect.com
with a copy to
Morgan, Lewis & Bockius LLP
1701 Market Street, Philadelphia, PA 19103
Facsimile:(215) 963-5001
Email: jmckenzie@morganlewis.com
Attn: James W. McKenzie, Jr., Esq.
          (f) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
          (g) Expenses. All costs and expenses including reasonable attorneys’ fees and disbursements incurred by the Lender (a) in all efforts made to enforce payment of the Loan or any other obligation under the Loan Documents or effect collection of any collateral under the Loan Documents, or (b) in defending or prosecuting any actions or proceedings arising out of or relating to the Lender’s transactions with any Loan Party, shall be paid by the Loan Parties promptly after request by the Lender.
          (h) Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

          (i) Consequential Damages. Neither the Lender, nor any agent or attorney for it, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Loan or as a result of any transaction contemplated under this Agreement or any other Loan Document.
          (j) Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
          (k) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission, email, or pdf shall be deemed to be an original signature hereto.
          (l) Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
          (m) Joint and Several Liability.
               (i) The Loan Parties agree that their obligations under this Agreement and the other Loan Documents shall be joint and several, and each Loan Party shall make payment of the Loan by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Loan Party, failure of the Lender to pursue or preserve its rights against any Loan Party, the release by the Lender of any collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Lender to the other Loan Parties or any collateral for such Loan Party’s obligations or the lack thereof. Each Loan Party waives all suretyship defenses.
          (b) Each Subsidiary agrees that if such joint and several liability hereunder or under the other Loan Documents, or any Liens securing such joint and several liability, would, but for the application of this sentence, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended at all relevant times.

          (c) Each Subsidiary hereby unconditionally and irrevocably agrees it will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary and the Parent so as to maximize the aggregate amount paid to the Lender under or in connection with the Loan Documents.
[Signature pages follow.]

WITNESS the due execution of this Loan Agreement as of the day and year first above written.

HEALTH BENEFITS DIRECT CORPORATION

Name:	Anthony R. Verdi
Title:	Chief Financial Officer and Chief Operating Officer

HBDC II, INC.

Name:	Anthony R. Verdi
Title:	President

INSPRO TECHNOLOGIES, LLC

Name:	Robert J. Oakes
Title:	President and Chief Executive Officer

[Signature page to Loan Agreement.]

INSURANCE SPECIALIST GROUP INC.

Name:	Anthony R. Verdi
Title:	President

INSURINT CORPORATION

Name:	Anthony R. Verdi
Title:	President

PLATINUM PARTNERS, LLC

Name:	Anthony R. Verdi
Title:	President

[Signature page to Loan Agreement.]

THE CO-INVESTMENT FUND II, L.P.
By:	Co-Invest Management II, L.P. its General Partner
By:	Co-Invest II Capital Partners, Inc. its General Partner

By:
Name:
Title:

[Signature page to Loan Agreement.]

SCHEDULE 3(j)
Supplement disclosure regarding Labor Relations
On April 28, 2009 the attorney for Alvin H. Clemens, the Company’s former CEO and former Chairman of the Board of Directors, sent a letter addressed to the Company’s general counsel that alleged, among other things, that Mr. Clemens’s letter of resignation, dated March 31, 2008, was “procured by fraudulent and/or negligent misrepresentations,” that HBDC did not “honor its commitment to agree to a new employment agreement with Mr. Clemens within 15 days” of March 31, 2008, and that the terms of Mr. Clemens’s March 31, 2008 resignation letter were “materially breached by HBDC in numerous respects.” The Company is not aware of any litigation or claim filed against the Company by Mr. Clemens in connection with this matter. The Company believes Mr. Clemens’s allegations are without merit. The April 28, 2009 letter was distributed to all members of the Company’s Board of Directors.

SCHEDULE 3(p)
Intellectual Property
     1. Patents:

		U.S. Patent	Application /
Description	Serial Number	Number	Registration Date	Comments
Systems and Methods for Marketing and Supplying Health Care Benefits and Life Insurance to Consumers	11/477,844	None	June 2006	Filed application (USA)

Systems and Methods for Collecting Information for Benefit Applications Associated with Different Benefit Providers	12/217,980	None	July 2008	Filed application (USA)

Systems and Methods for Displaying Quotes From Benefits Providers Having Underwriting Criteria That Do Not Exclude Coverage For Benefits That Are the Subject of a Quote Request	12/217,919	None	July 2008	Filed application (USA)

Systems and Methods for Applying Rate-Ups, Exclusions and Riders During Application	12/218,006	None	July 2008	Filed application (USA)

System and Method for Recording Information in Online Session	61/174,162	None	April 2009	Filed application(USA)

System and Method for Recording Information in Online Session	61/215,070	None	April 2009	Filed application(USA)
     2. Trademarks:

	Application	Registration	Application /
Description	Number	Number	Registration Date	Comments
INSURINT	77023629	None	October 2006	Filed application (USA)

INSURINT INSURANCE INTELLIGENCE	77023621	None	October 2006	Filed application (USA)

INSURANCE INTELLIGENCE	77023626	None	October 2006	Filed application (USA)

     3. Copyrights:

	Application	Registration	Application /
Description	Number	Number	Registration Date	Comments
InsPro Enterprise Insurance Software User’s Guides	1-214100791	None	July 2009	Application (USA)

InsPro EnterpriseInsurance Software	1-210355411	None	July 2009	Application (USA)

EXHIBIT A
Form of Secured Promissory Note

EXHIBIT B
Security Agreement

EXHIBIT C
Intellectual Property Security Agreement

EXHIBIT D
Pledge Agreement

EXHIBIT E
Acknowledgments
Agreed and Acknowledged:
     I herby authorize Health Benefits Direct Corporation to pay the $24,500 cash component of my director compensation pertaining to my membership on Health Benefits Direct Corporation’s board of directors through the Closing Date to The Co-Investment Fund II, L.P. and authorize The Co-Investment Fund II, L.P. to net my director compensation of $24,500 from loan proceeds paid to Health Benefits Direct Corporation.
     I acknowledge the above $24,500 is taxable compensation to me and understand that Health Benefits Direct Corporation will report this amount to me and to the IRS on form 1099.

Donald R. Caldwell

Agreed and Acknowledged:
     I herby authorize Health Benefits Direct Corporation to pay the $26,000 cash component of my director compensation pertaining to my membership on Health Benefits Direct Corporation’s board of directors through the Closing Date to The Co-Investment Fund II, L.P. and authorize The Co-Investment Fund II, L.P. to net my director compensation of $26,000 from loan proceeds paid to Health Benefits Direct Corporation.
     I acknowledge the above $26,000 is taxable compensation to me and understand that Health Benefits Direct Corporation will report this amount to me and to the IRS on form 1099.

Frederick Tecce

EXHIBIT F
Existing Permitted Liens
Liens arising under the leases listed on the attached list.